Exhibit 10.1

CONSULTING AGREEMENT BETWEEN

GULFPORT ENERGY CORPORATION AND MIKE LIDDELL

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into by and between Gulfport Energy Corporation, a Delaware corporation (the “Company”), and Mike Liddell (the “Advisor”) entered into on June 13, 2013 (the “Execution Date”), effective as of June 14, 2013 (the “Commencement Date”).

RECITALS

WHEREAS, Advisor presently serves as Chairman of the Board of Company and has elected to not stand for re-election as a director at Company’s 2013 Annual Meeting of Stockholders and, as a result, his tenure as Chairman of the Board and his employment with Company will end at the conclusion of that meeting; and

WHEREAS, Advisor’s decision to not stand for re-election as a director or continue as Chairman of the Board was not the result of any disagreement between Advisor and Company; and

WHEREAS, Company desires to secure the continued services of Advisor as a consultant to Company and Advisor is willing to render such services on the terms and conditions set forth herein; and

WHEREAS, Advisor represents that he has the experience and expertise to provide the Services (as hereinafter defined) as may be specified from time to time by Company.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. CONSULTING SERVICES

1.1 Title. Advisor will serve as Special Advisor to the Board of Directors of Company.

1.2 Services. Commencing on the Commencement Date of this Agreement and continuing until this Agreement is terminated by either party pursuant to Section 4 (such period, the “Term”), Advisor will provide advice and strategic assistance to the Board and management of Company as may be designated from time to time by Company (hereinafter, the “Services”), including but not limited to the following:

1.2.1 assisting in identifying new growth opportunities within the industry and recommending specific partnerships or opportunities for development;

1.2.2 identifying and introducing strategic opportunities;

1.2.3 if requested, attending Board and management meetings by conference call or in person based on Advisor’s availability;

1.2.4 if requested, making recommendations to Company regarding a wide range of matters, including, without limitation, capital markets, acquisitions and divestitures, management, and capital raising; and

1.2.5 such additional advisory and consulting services to Company and its affiliated companies as reasonably may be requested by Company from time to time during the Term.

1.3 Reporting. Advisor will periodically report on the progress and status of the Services to Company’s Chairman of the Board, Chief Executive Officer or to such other reporting relationship as may be specified by the Board of Company. However, subject to Company’s specific Services requests and objectives, Advisor will have discretion and authority as to how the Services are conducted and how Company objectives will be accomplished. Company shall determine the scope of the work to be performed, but Advisor shall have the ability to select the means, manner and method of performing these services. With regard to all services listed above, Advisor will meet with Company as and when reasonably requested by Company, and otherwise report to Company from time to time to keep Company fully apprised of the progress and performance of the Services, and Advisor’s recommendations and observations regarding all aspects of the process.

1.4 Time Commitment. Advisor will devote such amount of his business time to Company as is necessary to provide the Services and accomplish the results contemplated by the Agreement. However, it is contemplated that Advisor may provide similar services to other entities pursuant to the terms of one or more separate agreements or otherwise, provided such other engagements do not conflict with or unreasonably interfere with the obligations to Company. Advisor may serve on the boards of directors, including advisory boards, of other companies and charitable organizations and may provide similar services to other entities, so long as such service does not materially interfere with the proper performance of his duties under this Agreement and do not conflict with the business and operations of Company. Advisor further shall have the right to dictate his hours of work, his reporting time, as well as how much work to perform on-site. Advisor, however, agrees to use his best efforts to promote Company’s interests, and to give Company the benefit of his experience, knowledge and skills. Advisor undertakes to perform services in a timely and professional manner and to devote such time, attention and skill to his duties under this Agreement as may reasonably be necessary to ensure the performance of the Services to the satisfaction of Company’s Chairman of the Board.

1.5 Notice and Scheduling. Company shall provide Advisor reasonable notice of any consulting obligations and Advisor shall have the right to reschedule commitments to Company to accommodate his personal schedule, provided that Advisor gives Company reasonable notice of such intention to reschedule.

2. PAYMENTS TO CONSULTANT

2.1 Compensation for Services.

2.1.1 Monthly Retainer. Company shall pay Advisor a fee for the Services rendered hereunder, determined as follows. During the Term, Advisor will be entitled to a monthly retainer of $65,000 per month payable in arrears and pro rated in the event of any partial months. The fee will be payable in accordance with the standard accounts payable practices of Company. In no event will Advisor be entitled to any commissions, fees, other payments or consideration of any type, kind or character except as expressly provided in this Section 2.

2.1.2 Outstanding Equity Awards. During the period of the relationship, if Advisor is continuing to provide the Services, Advisor will continue to vest in any outstanding equity award that was granted to Advisor as an employee of Company prior to the Effective Date of the Agreement in accordance with the continuous service provisions of the Gulfport Energy Corporation Amended and Restated 2005 Stock Incentive Plan, as such plan may be amended in the future (hereinafter, the “Stock Incentive Plan”).

2.1.3 Additional Equity Awards. As an inducement to enter into the Agreement and provide the Services, Company agrees to recommend to the Compensation Committee of the Board of Directors that Advisor be granted additional awards of restricted stock under the terms of the Stock Incentive Plan. The amount, vesting and other terms of such equity awards will be determined by the Compensation Committee of the Board of Directors.

2.2 Expense Reimbursement.

2.2.1 Reimbursable Expenses. In addition to the amounts provided for in Section 2.1, Company will reimburse Advisor for all reasonable costs incurred with the prior approval of Company in connection with the performance of the Services hereunder (“Reimbursable Expenses”). Advisor will request prior approval from Company for all Reimbursable Expenses greater than $1,000 prior to incurring such expenses. All requests for reimbursement of Reimbursable Expenses must be accompanied by vouchers, invoices and other documentation reasonably evidencing the nature and amount of such Reimbursable Expenses and their relationship to the Services. Company will reimburse Advisor, in accordance with Company’s expense reimbursement policy as in effect from time to time, for Reimbursable Expenses incurred by Advisor in performing the Services pursuant to this Agreement, provided Advisor receives written consent from an authorized agent of Company prior to incurring Reimbursable Expenses greater than $1,000 and submits receipts for such expenses to Company in accordance with Company policy. Expenses will include long distance telephone charges, office supplies (copying), postage and courier expenses, travel and meals while traveling in connection with providing the Services. Alternatively, Company may decide to provide certain office services in-kind to Advisor in lieu of Advisor incurring expenses subject to reimbursement by Company in accordance with Section 3.

2.3 No Benefits. Company and Advisor agree that Advisor will not be entitled to participate in or receive any health, welfare, life insurance, long-term disability insurance, retirement plans, 401(k) plans, or any other benefits of any type offered by Company or any of its affiliates to their respective employees or to any other parties. If Advisor is reclassified by a state or federal agency or court as Company’s employee, Advisor will become a reclassified employee and will receive no benefits from Company, except those mandated by state or federal law, even if by the terms of Company’s benefit plans or programs of Company in effect at the time of such reclassification, Advisor would otherwise be eligible for such benefits.

2.4 No Additional Compensation. Except for the compensation set forth in this Agreement, Advisor will not be entitled to any other compensation or consideration pursuant to the Agreement or otherwise in connection with Advisor’s Service or Advisor’s duties or obligations relating thereto, including, without limitation, performing the Services and travel time.

2.5 Tax Reporting. Advisor acknowledges and agrees that Advisor is obligated to report as income all compensation received by Advisor pursuant to the Agreement. Advisor agrees to and acknowledges the obligation to pay any applicable self-employment and other taxes on such income. Company will report to Advisor and to the Internal Revenue Service and any other taxing authority, all payments of fees, expense reimbursements and any other payments that may be made to Advisor, in accordance with all applicable laws and regulations.

3. OFFICE ACCOMMODATIONS

3.1 Office Space and Support. During the Term, if requested by Advisor, Company will provide Advisor with the use of office space selected by Company at Company’s offices in Oklahoma City, Oklahoma, for a fee based on then current market rates, as well as telephone, facsimile and copy machine access. Such office space may or may not be separated from office space used by other Company employees and contractors, and shall be subject to change from time to time by Company in its sole discretion. Support services shall be provided to Advisor on a non-exclusive and non-priority basis, as and when available.

3.2 Computer Access. Company shall give to Advisor, without cost, access to or use of a computer, including such hardware and software and access to the Company network and such subscriptions and research tools as may be necessary for use in connection with providing the Services. Such equipment, and all information on the hard drive thereof, shall at all times remain property of Company.

4. TERM AND TERMINATION

4.1 Term. The Agreement will be effective on the Commencement Date (the “Effective Date”) and end on the earlier of (a) the date of termination of this Agreement in accordance with the provisions of this Section 4, or (b) June 14, 2015 (the “Initial Term”); provided, however, that commencing on June 14, 2015, the Term of this Agreement will automatically be extended for successive extension periods of 30 days unless, no later than 30 days before any such expiration date (including extensions), either party gives written notice to the other that it does not wish to extend this Agreement.

4.2 Termination. Company may terminate the Agreement immediately and without prior notice if Advisor refuses to or is unable to perform the Services or is in breach of any material provision of the Agreement. Advisor will be free to resign at any time for any reason or for no reason and Company will be free to conclude its relationship with Advisor at any time, with or without cause, as set forth below.

4.2.1 This Agreement may be terminated by Company:

(a) At any time on fifteen (15) days prior written notice to Advisor; or

(b) At any time on the mutual agreement of Company and Advisor.

4.2.2 This Agreement may be terminated by Advisor:

(a) Immediately in the event of any default on the part of Company in payment of any amount due Advisor hereunder when due, provided that Company shall have five (5) days after a notice from Advisor to cure such default.

(b) By Advisor at any time on thirty (15) days prior written notice to Company;

(c) At any time on the mutual agreement of Company and Advisor.

4.2.3 Notwithstanding the foregoing, in the event of any termination of this Agreement by Company as provided in Section 4, Company shall compensate Advisor for all Services performed through the effective date of such termination, and reimburse Advisor for all Reimbursable Expenses incurred, through the effective date of such termination. Except as provided in Section 4.2.4 hereof, no termination fee shall be payable in the event of a termination hereunder.

4.2.4 If the Agreement is terminated by the Company prior to the end of the Initial Term for any reason other than due to (i) Advisor’s willful misconduct, gross negligence or fraudulent conduct, (ii) Advisor’s material breach of this Agreement, (iii) the untruth in a material respect of Advisor’s representation and warranty contained herein, or (iv) the commission by Advisor of a crime involving moral turpitude or fraud, any unvested equity awards (including, without limitation, stock options, restricted stock or restricted stock units) outstanding immediately prior to such termination will become fully vested and, in the case of stock options, immediately exercisable.

5. OWNERSHIP OF DOCUMENTS

5.1 Company Property. All documents, reports, minutes, recommendations, studies and other material prepared by Advisor in the performance of the Services (the “Project Documents”) whether in written or electronic data file format are and shall be the property of Company, and shall be delivered to Company with attached log, if requested by Company, upon final completion of the Services or any earlier termination of this Agreement. Without limiting the generality of the foregoing, Company shall have the right to use the Project Documents in connection with any project, whether or not this Agreement is terminated.

5.2 Return of Company Property. Upon the termination of this Agreement, or upon Company’s earlier request, Advisor will immediately deliver to Company, and will not keep in Advisor’s possession, recreate, or deliver to anyone else or otherwise utilize for himself or any other person or entity, any and all Company property, including, but not limited to, confidential information, tangible embodiments of any inventions, all devices and equipment belonging to Company, all electronically-stored information and passwords to access such property, records and any reproductions of any of the foregoing items that Advisor may have in Advisor’s possession or control. In addition, Advisor shall cooperate with Company in terminating access to, or returning to Company, as applicable, at Company’s expense, any and all equipment, Project Documents, computer hardware and software and access to the Company network and such subscriptions and research tools as may have been provided by Company, directly or by reimbursement.

6. COVENANTS

6.1 Ownership of Inventions. The Intellectual Property Rights (as hereinafter defined) in all materials created or otherwise generated by Advisor in the course of providing the Services to Company during the Term will be considered “works made for hire” and will be the property of and assigned by Advisor to Company. Any and all reports, documents or publications produced by Advisor in the course of providing the Services to Company (in whatever form, whether or not fixed in a tangible medium of expression) may be reproduced or distributed by Company, in whole or in part, without Advisor’s prior written consent. For purposes hereof, the term “Intellectual Property Rights” shall mean all inventions, patents, trademarks, design rights (whether registerable or otherwise), applications for any of these, copyrights, database rights, trade or business names and other similar rights or obligation whether registerable or not in any country, created by Advisor in the course of providing the Services to Company. Advisor agrees that to the maximum extent allowed by law, all such work shall be deemed to be “works made for hire” under all relevant copyright laws and Company shall be deemed to be the author thereof. Advisor hereby assigns to Company all right, title and interest Advisor may have in and to such work whether now in existence or hereinafter created that directly relates to the Services performed by Advisor for Company.

6.2 Unauthorized Disclosure. Advisor agrees that he will not use, divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary information concerning the operation or business of Company which he may have learned as a result of his consulting services during the Term, except to the extent such use or disclosure is (i) necessary or appropriate to the performance of this Agreement and in furtherance of Company’s best interests, (ii) required by applicable law, (iii) readily and lawfully obtainable from other sources, or (iv) authorized by Company in writing; provided, however, that nothing in this Section 6.2 shall preclude Advisor from using in any business, profession or calling the knowledge, skill and experience he has acquired during the Term. For purposes of this Agreement, the terms of this Agreement shall be treated by Advisor as confidential information. For purposes of this Agreement, the term “trade secret or other proprietary information” shall include, but is not limited to, processes, plans, devices, products, computer programs and other tangible and intangible property relating to the business of Company, all information contained in documents designated as “Confidential” by Company, Company’s customer lists, marketing strategies and other trade secrets, all other documents and information related to Company’s financial condition, organization, or business operation. The provisions of this Section 6.2 shall survive the expiration, suspension or termination, for any reason, of the Term or this Agreement.

6.3 Non-Solicitation. During the Term, and for a period of twelve (12) months thereafter, Advisor shall not, directly or indirectly, interfere with Company’s relationship with, or entice or endeavor to entice away from Company, any person who at any time within the preceding 30 days was an employee of Company. The provisions of this Section 6.3 shall survive following the expiration, suspension or termination, for any reason, of this Agreement or the Term.

6.4 Non-Disparagement. Advisor and Company agree that neither party shall make, or cause any other person or entity to make, any disparaging statement, written or oral, to any person or entity (including individuals and private and public entities) regarding Company, Advisor and each of them. In addition, Advisor shall not make, or cause any other person or entity to make, any statement in any public forum (i.e., lectures, to the media, in published articles, to analysts, or in comparable public forums), whether defamatory or not, to any person or entity regarding the Company’s management, financial, personnel, marketing, bidding, investment, purchasing or customer service practices or procedures, or regarding whether Company or any officer, director or shareholder thereof is acting or has acted in compliance with any federal, state or local law, regulation or ordinance. Advisor may, however, disclose to any party, including without limitation potential employers the fact that he was a consultant to Company and the dates of his tenure and a general description of the duties and responsibilities involved in providing the Services while a Advisor to Company after the termination of his tenure as a Advisor.

6.5 Representations. Advisor represents and warrants that Advisor has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of the Agreement, Advisor’s obligations to Company under the Agreement and/or Advisor’s ability to perform the Services. Advisor will not enter into any such conflicting agreement during the term of the Agreement.

6.6 No Assignment or Subcontracting. In light of the unique and specialized nature of Advisor’s services, Advisor will not have the right to subcontract the performance of any Services. Advisor’s violation of this restriction will be considered a material breach of the Agreement.

6.7 Resignation. On or before the Effective Date, Advisor will resign all positions he may have as an officer, employee or director of Company and any of Company’s controlled subsidiaries.

6.8 Remedies. Advisor agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to Company for which Company would have no adequate remedy at law. Advisor therefore also agrees that in the event of said breach or any threat of breach, Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Advisor and/or any and all persons and/or entities acting for and/or with Advisor, without having to prove damages, in addition to any other remedies to which Company may be entitled at law or in equity, subject to the proviso set forth in the next sentence. The terms of this Section 6.8 will not prevent Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from Advisor; provided, however, that any such damages shall be limited to the amount of the Consulting Fees paid to Advisor hereunder and to any amounts that Advisor may receive, directly or indirectly, net of applicable taxes, from any breach or threatened breach hereof. Advisor and Company further agree that the provisions of the covenants are reasonable and reasonably calculated to protect from disclosure the trade secrets and proprietary information of Company. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable or unenforceable, either in period of time, scope, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

6.9 Survival. The provisions of this Section 6 will survive any expiration, suspension or termination, for any reason, of this Agreement or the Term, and the existence of any claim or cause of action by Advisor against Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the covenants and agreements of this Section 6.

6.10 Reporting and Disclosure Obligations. At least quarterly, but more frequently as may be requested by Company or as soon as possible if there is a possibility that a conflict of interest may arise or exist, Advisor will provide information to Company regarding Advisor’s outside business activities, including without limitation related party entities and transactions, and potential conflicts of interest. Such reports will describe outside business activities and ownership interests, including any transaction since Company’s last fiscal year or any currently proposed transaction, in which Advisor directly or indirectly was or is to be a participant where the amount involved exceeds $120,000 individually or in the aggregate, and in which any person related to Company (related persons) had or will have a direct or indirect material interest. Ownership information related to outside business activities will be reported in a manner consistent with the requirements of Item 403 of Regulation S-K issued by the Securities and Exchange Commission and transactions with related persons will be reported in a manner consistent with the requirements of Item 404 of Regulation S-K.

7. INSURANCE AND INDEMNIFICATION

7.1 Insurance. During the Term of this Agreement, Company shall have the right to require Advisor to procure and maintain errors and omissions insurance, fidelity insurance, fiduciary liability insurance or any such similar policy or coverage necessary to protect Company of such type and in such amounts as Company may from time to time specify, in which event Company shall advance any premiums to Advisor for the commercially reasonable cost of such insurance.

7.2 Indemnification.

7.2.1 By Company. Company will indemnify and save Advisor harmless, to the fullest extent permitted under and in accordance with the laws of the State of Delaware, from and against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which Advisor is made a party as a result of Advisor’s performance of the Services; provided, however, that such indemnification will not be available to Advisor (i) if Advisor will not have acted in good faith or in a manner Advisor reasonably believed to be in or not opposed to the best interests of Company; (ii) with respect to any criminal action or proceeding, if Advisor had reasonable cause to believe Advisor’s conduct was unlawful; or (iii) if Advisor is made a party to such action, suit or proceeding as a result of (A) acts or omissions made by Advisor in breach of the Agreement, (B) materially misleading statements or omissions knowingly or recklessly made by Advisor or (C) Advisor’s willful misconduct, gross negligence or fraudulent conduct; provided, further, that with respect to actions by or in right of Company, no indemnification will be made in respect of any claim, issue or matter as to which Advisor will have been adjudged to be liable to Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Advisor is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the State of Delaware or such other court may deem proper.

7.2.2 By Advisor. Advisor will indemnify and save Company harmless from and against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by Company in connection with any action, suit or proceeding arising or resulting from (i) Advisor’s willful misconduct, gross negligence or fraudulent conduct; (ii) Advisor’s material breach of this Agreement; (iii) the untruth in a material respect of Advisor’s representation and warranty contained herein; or (iv) the commission by Advisor of a crime involving moral turpitude or fraud.

8. MISCELLANEOUS

8.1 Controlling Law. This Agreement is to be governed and controlled by the laws of the State of Oklahoma, without regard to its rules of conflicts of law, except to the extent preempted by federal law. Venue for any judicial, administrative, arbitration, mediation or other alternative dispute resolution proceeding will be Oklahoma City, Oklahoma.

8.2 Succession and Assignment. This Agreement shall inure to the benefit of and shall be binding upon Company, its successors and assigns, but without the prior written consent of Advisor, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Company or similar transaction. The obligations and duties of Advisor herein shall be personal and not assignable.

8.3 Notices. Any notice to be given under this Agreement must be in writing and shall be deemed to have been given when delivered personally to the other party, or when mailed by Certified Mail, Return Receipt Requested, or telecopy, to the party to whom the notice is to be given. All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices at the following addresses:

If to Company:

Gulfport Energy Corporation

14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

Attn: James D. Palm

If to Advisor:

Mike Liddell
14301 Caliber Drive Suite 220 Oklahoma City, OK 73134

8.4 Confidentiality. Advisor shall not divulge information concerning Company or any Services to anyone without Company’s prior written consent. Company reserves the right to release all information as well as to time its release, form or content. Notwithstanding the foregoing, this provision shall not apply to information that is in the public domain, or which was acquired by Advisor independently from third parties not known to Advisor to be under any obligation to Company to keep such information confidential. Notwithstanding the foregoing, this provision shall not apply to discussion of matters related to projects comprising the Services with third parties that are potential counterparties, affiliates, operating partners, or employees.

8.5 Publicity. Any publicity, advertisement or press release by Advisor regarding Company shall be under the sole discretion and control of Company, and no contact or discussions by Advisor regarding the Services with the public press or media representatives may be had without the prior written consent of Company.

8.6 Limitation of Company’s Liability. Notwithstanding anything contained herein to the contrary, any and all liability of Company hereunder shall be limited to the interest of such Company in the projects, and no partner, member, shareholder, officer, employee or agent of Company shall have any personal liability hereunder, nor shall Advisor have any recourse to any of the assets thereof.

8.7 Extent of Agreement. This Agreement represents the entire agreement between Company and Advisor relating in any way to the subject matter hereof and supersedes all previous understandings and or agreements. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

8.8 Independent Contractor. Advisor acknowledges and agrees that the services performed by Advisor as described in this Agreement shall be performed by Advisor as an independent contractor and not as an employee or agent of either Company. In no event shall this Agreement, any services performed by Advisor, any other acts of Advisor, or any acts of either Company or any affiliate of either Company cause Advisor to become an employee or agent of either Company or any affiliate of either Company. Advisor shall remain an independent contractor and shall comply with all laws, statutes, rules, and regulations, orders, and decrees, applicable to Advisor. Advisor shall also be responsible for payment of all taxes due on compensation received from either Company, including federal, state and municipal taxes, social security, unemployment, workers’ compensation and disability insurance. In no event shall Advisor (i) represent to, nor create the impression upon or within, any person or entity that Advisor is an affiliate, employee, principal, or any other representative of, or has any right to enter into any agreements, arrangements or other types of transactions on behalf of, either Company or any affiliates of either Company, nor (ii) distribute any business cards, letterhead, stationary, fax sheets, or any other products or communications that might cause any such representation to be made or create any such impression.

8.9 Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

8.10 Attorneys’ Fees in Action on Contract. If any dispute or proceeding shall occur between Advisor and Company, which arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the trier of fact hearing the matter shall, in his sole discretion, determine the prevailing party in such proceeding and, in addition to any other judgment or award, may, in his sole discretion, award such prevailing party such sums as he shall find to be reasonable as and for the prevailing party’s attorneys’ fees and disbursements, including expert witness fees.

8.11 Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

8.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.13 Advice of Counsel. Advisor acknowledges that he has been advised to seek independent legal counsel for advice regarding the effect of the terms and provisions hereof, and has obtained such advice of independent legal counsel.

8.14 Certain Tax Matters.

8.14.1 Deferred Compensation Exceptions. Payments under this Agreement will be administered and interpreted to maximize the short-term deferral exception to and under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively “Section 409A”). The portion of any payment under this Agreement that is paid within the short-term deferral period (within the meaning of Code Section 409A and Treas. Regs. §1.409A-1(b)(4)) will not be treated as nonqualified deferred compensation and will not be aggregated with other nonqualified deferred compensation plans or payments.

8.14.2 Separate Payments and Payment Timing. Any payment or installment made under this Agreement and any amount that is paid as a short-term deferral, within the meaning of Treas. Regs. §1.409A-1(b)(4), will be treated as separate payments. Advisor will not, directly or indirectly, designate the taxable year of a payment made under this Agreement. Payment dates provided for in this Agreement will be deemed to incorporate grace periods that are treated as made upon a designated payment date within the meaning of Code Section 409A and Treas. Regs. §1.409A-3(d).

8.14.3 General 409A Provisions. If for any reason, the short-term deferral exception is inapplicable, payments and benefits payable to Advisor under this Agreement are intended to comply with the requirements of Section 409A. To the extent the payments and benefits under this Agreement are subject to Section 409A, this Agreement will be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A). Company does not guaranty or warrant the tax consequences of this Agreement and, except as specifically provided to the contrary in this Agreement, Advisor will, in all cases, be liable for any taxes due as a result of this Agreement. Neither Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold Advisor harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto. Advisor acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A.

(a) If Advisor or Company determines that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A, Advisor and Company agree to amend this Agreement, or take such other actions as Advisor and Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A, the Treasury Regulations thereunder (and any applicable relief provisions) while preserving the economic agreement of the parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision will not be effective and will be null and void with respect to such payments or benefits, and such provision will otherwise remain in full force and effect.

(b) All payments considered nonqualified deferred compensation under Section 409A and the regulations thereunder will be made on the date(s) provided herein and no request to accelerate or defer any payment under this Section will be considered or approved for any reason whatsoever, except as permitted under Section 409A. Notwithstanding the foregoing, amounts payable hereunder which are not nonqualified deferred compensation, or which may be accelerated pursuant to Section 409A, such as distributions for applicable tax payments, may be accelerated, but not deferred, at the sole discretion of Company.

(c) All references in this Agreement to termination of this Agreement or termination of services or termination mean Advisor’s “separation from service” as that term is defined in Section 1.409A-1(h) of the Treasury Regulations.

(d) All reimbursements and in-kind benefits provided under this agreement that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A, including that (i) in no event shall reimbursements by Company under this agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that Advisor submits an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (ii) Advisor’s right to have Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

8.14.4 Specified Employee Status. If Advisor is a specified employee (within the meaning of Code Section 409A) on the date of his separation from service, any payments made with respect to such separation from service under this Agreement, and other payments or benefits under this Agreement that are subject to Section 409A, will be delayed in order to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits will be paid or distributed to Advisor during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of Advisor’s separation from service, or (ii) the date of Advisor’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section (e) will be paid to Advisor (or Advisor’s estate, in the event of Advisor’s death) in a lump sum payment. Any remaining payments and benefits due under the Agreement will be paid as otherwise provided in the Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

COMPANY:

Gulfport Energy Corporation

By:	/s/ James D. Palm
James D. Palm, Chief Executive Officer

CONSULTANT:
/s/ Mike Liddell
Mike Liddell, in his individual capacity